Exhibit 3.336

AGREEMENT OF LIMITED PARTNERSHIP

OF

TERRE HAUTE MOB, L.P.

This AGREEMENT OF LIMITED PARTNERSHIP (“Agreement”) is entered into and shall be effective as of the 30th day of December, 2004, by and between Terre Haute Regional Hospital, L.P., a Delaware limited partnership, HSS Holdco, LLC, a Delaware limited liability company, and Healthtrust, Inc. - The Hospital Company, a Delaware corporation, pursuant to the provisions of the Indiana Limited Partnership Act (the “Act”), on the following terms and conditions:

ARTICLE I.

THE PARTNERSHIP

1.1 Formation. The Partners hereby agree to organize the Partnership as a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Simultaneous with the execution of this Agreement, Terre Haute Regional Hospital, L.P., HSS Holdco, LLC and Healthtrust, Inc. - The Hospital Company shall be admitted as General Partners and Terre Haute Regional Hospital, L.P. shall be admitted as a Limited Partner.

1.2 Name. The name of the Partnership shall be Terre Haute MOB, L.P., and all business of the Partnership shall be conducted in such name or, in the discretion of the Managing General Partner, under any other name, provided that the name of the Partnership and the name in which its business is conducted shall in no event include the name of any Partner or any Affiliate of any Partner or any trade name associated with the business of any Partner or any Affiliate of any Partner.

1.3 Purpose/Powers.

(a) The purpose of the Partnership is to provide a business structure wherein the Partners can combine their knowledge, expertise and resources and engage in the business of operating and managing the assets of the Partnership and make such additional investments and engage in such additional business endeavors as the Partners may unanimously agree, and engage in any and all activities related or incidental thereto.

(b) The Partnership shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purpose of the Partnership and shall have without limitation, any and all powers that may be exercised on behalf of the Partnership by the General Partners pursuant to Section 1.8(c) and Article V.

1.4 Principal Place of Business/Registered Address. The principal place of business of the Partnership shall be One Park Plaza, Nashville, Tennessee 37203. The registered office of the Partnership in the State of Indiana is 251 E. Ohio St., Suite 1100, Indianapolis, Indiana 46204 and the name of the Registered Agent at this address is CT Corporation System.

1.5 Term. The term of the Partnership shall continue until the earlier of (i) the winding up and liquidation of the Partnership and its business is completed following a Liquidating Event, as provided in Article XI; or (ii) December 31, 2050.

1.6 Title to Partnership Property. All Partnership Property shall be owned by the Partnership as an entity and no Partner shall have any ownership interest in such Property in its individual name or right, and each Partner’s interest in the Partnership shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Partnership shall hold all of its Property in the name of the Partnership and not in the name of any Partner.

1.7 Payments of Individual Obligations. The Partnership’s credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for or in payment of any individual obligation of any Partner.

1.8 Independent Activities; Transactions with Affiliates.

(a) The General Partners shall be required to devote only such time to the affairs of the Partnership as such General Partner determines in its sole discretion may be necessary to manage and operate the Partnership, and the General Partners, shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion.

(b) To the extent permitted by applicable law and except as otherwise provided in this Agreement, the General Partners, when acting on behalf of the Partnership, are hereby authorized to purchase property from, sell property to, or otherwise deal with any Partner, acting on its own behalf, or any Affiliate of any Partner, provided that any such purchase, sale or other transaction shall be in the ordinary cause of the Partnership’s business and shall be made on terms and conditions which are no less favorable to the Partnership than if the sale, purchase or other transaction had been entered into with an independent third party.

(c) Each Partner and any Affiliate thereof may also lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with the Partnership and, subject to other applicable law, has the same rights and obligations with respect thereto as a Person who is not a Partner provided that if a Partner acts as surety, guarantor, or endorser for a Partnership obligation, such act shall be at no cost to the Partnership. The existence of these relationships and acting in such capacities will not result in any Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the limited liability of the Limited Partner.

1.9 Definitions. Capitalized words and phrases used in this Agreement have the following meanings:

(a) “Act” means the Indiana Limited Partnership Act, as set forth in the Indiana Code, Title 23, Article 16, as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law).

(b) “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any officer, director, or General Partners of such Person, or (iii) any Person who is an officer, director, general partner, or trustee of any Person described in clauses (i) and (ii) of this sentence. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

(c) “Agreement” or “Partnership Agreement” means this Agreement of Limited Partnership, as amended from time to time. All references in this Agreement to “Section” or “Sections” are to a section or sections of this Agreement unless otherwise specified.

(d) “Capital Account” means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(i) To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Profits and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner.

(ii) To each Partner’s Capital Account there shall be debited the amount of cash and the value of any Property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(iii) In the event all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(e) “Capital Contribution” means, with respect to any Partner, the amount of money and the fair value of any property (other than money) contributed to the Partnership by such Partner (or its predecessors in Interest) with respect to the Interest held by such Partner, including the deemed Capital Contribution described in Section 2.1 hereof.

(f) “Effective Date” means the date first written above.

(g) “Fiscal Year” means the Partnership’s annual accounting period ending on December 31 of each year.

(h) “General Partner” means any Person who (i) has become a General Partner pursuant to the terms of this Agreement, and (ii) has not, at any given time, ceased to be a General Partner pursuant to the terms of this Agreement. “General Partners” means all such Persons.

(i) “Interest” means any interest in the Partnership representing some or all of the Capital Contributions made by a Partner pursuant to Article II, including any and all benefits to which the holder of such an interest may be entitled as provided in this Agreement, together with all obligations of such Partner to comply with the terms and provisions of this Agreement.

(j) “Limited Partner” means any Person who (i) has become a Limited Partner pursuant to the terms of this Agreement, and (ii) has not, at any given time, ceased to be a Limited Partner. “Limited Partners” means all such Persons. All references in this Agreement to a majority or a specified percentage of the Limited Partners shall mean Limited Partners holding more than fifty percent (50%) or such specified percentage, respectively, of the Interests then held by all Limited Partners.

(k) “Liquidating Event” shall have the meaning set forth in Section 11.1.

(l) “Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

(m) “Managing General Partner” shall mean any General Partner selected by all of the General Partners to act on behalf of all of the General Partners. As of the date hereof, the General Partners have selected HSS Holdco, LLC to act as Managing General Partner.

(n) “Net Cash Flow” means the gross cash proceeds of the Partnership less the portion thereof used to pay or establish reserves for all Partnership expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the General Partner. “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

(o) “Partners” means all General Partners and all Limited Partners, where no distinction is required by the context in which the term is used herein. “Partner” means any one of the Partners. All references in this Agreement to a majority or a specified percentage of the Partners shall mean Partners holding more than fifty percent (50%) or such specified percentage, respectively, of the Interests.

(p) “Partnership” means the partnership organized pursuant to this Agreement and the partnership continuing the business of this Partnership pursuant to Section 11.1 in the event of dissolution as herein provided.

(q) “Partnership Property” or “Property” means all real and personal property owned by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

(r) “Percentage Interest” means, with respect to any Partner, as of any date, that Partner’s share, expressed as a percentage in the profits, capital and assets of the Partnership. The initial Percentage Interest of each Partner is set forth in Section 2.1. In the event all or any portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Percentage Interest of the transferor to the extent it relates to the transferred Interest.

(s) “Permitted Transfer” shall have the meaning set forth in Section 9.2.

(t) “Person” means any individual, partnership (whether general or limited and whether domestic or foreign), limited liability company, corporation, trust, estate, association, custodian, nominee or other entity.

(u) “Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year, with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii) Any expenditures of the Partnership that are not deductible for federal income tax purposes and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(v) “Reconstitution Period” shall have the meaning set forth in Section 11.1.

(w) “Transfer” means, with respect to all or any portion of an Interest, as a noun, any voluntary or involuntary transfer, sale, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, or otherwise dispose of.

(x) “Wholly Owned Affiliate” of any Person means (i) an Affiliate of such Person 100% of the capital stock (or its equivalent in the case of entities other than corporations) of which is owned beneficially by such Person, directly, or indirectly through one or more Wholly Owned Affiliates, or by any Person who, directly or indirectly, owns beneficially 100% of the capital stock (or its equivalent in the case of entities other than corporations) of such Person, and (ii) an Affiliate of such Person who, directly or indirectly, owns beneficially 100% of the capital stock (or its equivalent in the case of entities other than corporations) of such Person; provided that, for purposes of determining the ownership of the capital stock of any Person, de minimis amounts of stock held by directors, nominees and similar persons pursuant to statutory or regulatory requirements shall not be taken into account.

ARTICLE II.

PARTNER’S CAPITAL CONTRIBUTIONS

2.1 Partners . The name, address, capital contribution and initial Percentage Interest of the Partners are as follows:

Name and Address of Partners	Capital Contribution	Percentage Interest
HSS Holdco, LLC One Park Plaza Nashville, TN 37203	$32,328	1% general partner

Healthtrust, Inc. - The Hospital Company One Park Plaza Nashville, TN 37203	$32,328	1% general partner

Terre Haute Regional Hospital, L.P. One Park Plaza Nashville, TN 37203	Assets and Operations of Terre Haute Regional MOB (FMV = $3,168,170)	1% general partner 97% limited partner

2.2 Capital Contributions. None of the Partners shall be required to make any additional contributions of capital to the Partnership, although the Partners may from time to time agree to make additional contributions to the Partnership,

2.3 Other Matters.

(a) Except as otherwise provided in this Agreement or in the Act, no Partner shall demand or receive a return of its Capital Contributions or withdraw from the Partnership without the consent of all Partners. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

(b) Provided that the Limited Partners act in accordance with the terms of this Agreement, the Limited Partners shall not be liable for the debts, liabilities, contracts, or any other obligations of the Partnership. Except as otherwise provided by any other agreements among the Partners or mandatory provisions of applicable state law, a Limited Partner shall not be required to lend any funds to the Partnership or to make any additional Capital Contributions to the Partnership.

(c) No General Partner shall have any personal liability for the repayment of any Capital Contributions of any Limited Partner.

ARTICLE III.

ALLOCATIONS

3.1 Profits. Profits for any Fiscal Year shall be allocated among the Partners in accordance with their respective Percentage Interests.

3.2 Losses. Losses for any Fiscal Year shall be allocated among the Partners in accordance with their respective Percentage Interests.

ARTICLE IV.

DISTRIBUTIONS

4.1 Net Cash Flow. Except as otherwise provided in Section 11.2, Net Cash Flow, if any, shall be distributed at such times as determined by the General Partners. All distributions of Net Cash Flow shall be made to the Partners in proportion to their respective Percentage Interests.

4.2 Amounts Withheld. The General Partners are authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to any provisions of federal, state, local or foreign law, and shall allocate any such amounts to the Partners with respect to which such amount was withheld.

ARTICLE V.

MANAGEMENT

5.1 Authority of the General Partner. Subject to the limitations and restrictions set forth in this Agreement including, without limitation, those set forth in this Article V, the General Partners shall direct the business and affairs of the Partnership and in so doing shall manage, control and have all of the rights and powers which may be possessed by general partners under the Act.

5.2 Right to Rely on the General Partner.

(a) Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by any General Partner as to:

(i) The identity of the General Partners or any Limited Partner;

(ii) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the General Partners or which are in any other manner germane to the affairs of the Partnership;

(iii) The Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

(iv) Any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

(b) The signature of the General Partners shall be necessary and sufficient to convey title to any property owned by the Partnership or to execute any promissory notes, trust deeds, mortgages, or other instruments of hypothecation, and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of any General Partners shall be sufficient to execute any “statement of partnership” or other documents necessary to effectuate this or any other provision of this Agreement. All of the Partners do hereby appoint the General Partners as their attorney-in-fact for the execution of any or all of the documents described in this Section 5.2(b).

5.3 Duties and Obligations of the General Partner.

(a) The General Partners shall cause the Partnership to conduct its business and operations separate and apart from that of the General Partners or any of their Affiliates, including, without limitation, (i) segregating Partnership assets and not allowing funds or other assets of the Partnership to be commingled with the funds or other assets of, held by, or registered in the name of, the General Partners or any of its Affiliates, (ii) maintaining books and financial records of the Partnership separate from the books and financial records of the General Partners and its Affiliates, and observing all Partnership procedures and formalities, including, without limitation, maintaining minutes of Partnership meetings and acting on behalf of the Partnership only pursuant to due authorization of the Partners, (iii) causing the Partnership to pay its liabilities from assets of the Partnership, and (iv) causing the Partnership to conduct its dealings with third parties in its own name and as a separate and independent entity.

(b) The Managing General Partner shall take all actions which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership and its qualification to do business under the laws of the State of Indiana and any other jurisdiction in which such existence or qualification is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged or to perform its obligations or exercise its rights under any agreement to which it is a party and (ii) for the accomplishment of the Partnership’s purposes, including the acquisition, management, development, maintenance, preservation, and operation of Partnership Property in accordance with the provisions of this Agreement and applicable laws and regulations. Without limitation of the foregoing, the Managing General Partner shall cause the Partnership to maintain all licenses, permits, registrations, authorizations, use agreements, consents, orders or approvals of governmental or quasi-governmental agencies and authorities (whether federal, state, local, municipal or foreign) necessary to own its properties and to conduct its activities in accordance with all applicable laws, rules, regulations and orders.

(c) Except as otherwise provided in Section 1.8, the General Partners shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership including, without limitation, the safekeeping and use of all of the Partnership Property and the use thereof for the exclusive benefit of the Partnership and will not conduct the affairs of the Partnership so as to benefit any other business now owned or hereafter acquired by any Partner if such conduct also produces a detriment to the Partnership.

(d) The General Partners shall cause to be provided, or cause the Partnership to carry, such insurance as is customary in the business in which the Partnership is engaged and in the places in which it is so engaged.

5.4 Indemnification of the Partners. The Partnership shall indemnify the General Partners against any loss or threat of loss as a result of any claim or legal proceeding related to the performance or non-performance of any act concerning the business or activities of the Partnership to the maximum extent permitted under the Act. The indemnification authorized by this Section 5.4 shall include payment of reasonable attorneys’ fees, court costs and other reasonable expenses incurred in settling any such claim or threatened action, in paying any judgment of any court or in removing any lien affecting the property of the General Partner. All indemnities provided for in this Agreement shall survive the transfer of a Partner’s Interest.

5.5 Expenses. The General Partners may charge the Partnership, and shall be reimbursed, for any reasonable direct expenses incurred in connection with the Partnership’s business and payable to Persons other than the General Partners or any Affiliate of the General Partner.

ARTICLE VI.

ROLE OF LIMITED PARTNERS

6.1 Rights or Powers. The Limited Partners shall not have any right or power to take part in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way. Notwithstanding the foregoing, the Limited Partners shall have all of the rights and powers specifically set forth in this Agreement. A Limited Partner, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Limited Partner or any Affiliate thereof, may also be an employee of the Partnership or a stockholder, director or officer of a General Partner. The existence of these relationships and acting in such capacities will not result in a Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the limited liability of any Limited Partner.

6.2 Voting Rights. The Limited Partners shall have the right to vote on the matters specifically reserved for their vote or approval which are set forth in this Agreement and as required by the Act.

6.3 Procedure for Consent. In any circumstances requiring the approval or consent of the Limited Partners as specified in this Agreement, such approval or consent shall, except as expressly provided to the contrary in this Agreement, be given or withheld in the sole and absolute discretion of the Limited Partners and conveyed in writing to the General Partners not later than thirty (30) days after such approval or consent was requested by the General Partner. If the General Partners receives the necessary approval or consent of the Limited Partners to such action, the General Partners shall be authorized and empowered to implement such action without further authorization by the Limited Partners.

ARTICLE VII.

ACCOUNTING, BOOKS AND RECORDS

7.1 Accounting, Books and Records.

(a) Maintenance of Books and Records. The Partnership shall maintain at its principal place of business separate books of account for the Partnership which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Partnership and the operation of its business in accordance with this Agreement.

(b) Accounting Methods. The General Partners shall determine the method of accounting used in preparation of annual reports and for tax purposes and the Partnership shall keep its books and records accordingly.

(c) Access to Books, Records, etc. Any Partner or any agents or representatives of such Partner, at the Partner’s own expense and upon reasonable notice and with reasonable frequency, may visit and inspect any of the properties of the Partnership and examine any information it may reasonably request and make copies of and abstracts from the financial and operating records and books of account of the Partnership, and discuss the affairs, finances and accounts of the Partnership with the General Partners and their directors and officers and the independent accountants of the Partnership, all at such reasonable times and as often as such Partner or any agents or representatives of such Partner may reasonably request. The rights granted to a Partner pursuant to this Section 7.1 are expressly subject to compliance by such Partner with the confidentiality procedures and guidelines of the Partnership, as such procedures and guidelines may be established from time to time.

7.2 Tax Information. The Managing General Partner is authorized to make any and all elections on behalf of the partnership for federal, state, and local tax purposes. Necessary tax information shall be delivered to each Partner as soon as practicable after the end of each Fiscal Year of the Partnership but not later than six (6) months after the end of each Fiscal Year. The Managing General Partner shall file tax returns for the Partnership prepared in accordance with federal and state law.

ARTICLE VIII.

AMENDMENTS; MEETINGS

8.1 Amendments. Amendments to this Agreement may be proposed by any Partner. Following such proposal, the Managing General Partner shall submit to the Partners a verbatim statement of any proposed amendment, providing that counsel for the Partnership shall have approved of the same in writing as to form, and the Managing General Partner shall include in any such submission a recommendation as to the proposed amendment. A proposed amendment shall be adopted and be effective as an amendment to this Agreement if it receives the affirmative vote of a majority of the Partners. Notwithstanding the foregoing, this Agreement shall not be amended without the consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a General Partner’s interest, (ii) modify the limited liability of a Limited Partner, or (iii) alter the interest of a Partner in Profits, Losses, other items, or any Partnership distributions.

8.2 Meetings of the Partners.

(a) Meetings of the Partners may be called by the Managing General Partner at the request of any General Partner and shall be called upon the written request of any Limited Partner. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than ten (10) days or more than thirty (30) days prior to the date of such meeting. Partners may vote in person, by proxy or by telephone at such meeting. Whenever the vote or consent of Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 8.3. Except as otherwise expressly provided in this Agreement, the vote of a majority of the Partners shall control.

(b) For the purpose of determining the Partners entitled to vote on, or to vote at, any meeting of the Partners or any adjournment thereof, the Managing General Partner or the Partners requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than thirty (30) days or less than ten (10) days before any such meeting.

(c) Each Partner may authorize any Person or Persons to act for it by proxy on all matters in which the Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Partner executing it.

(d) Each meeting of Partners shall be conducted by the Managing General Partner or such other Person as the General Partners may appoint pursuant to such rules for the conduct of the meeting as the General Partners or such other Person deems appropriate.

8.3 Unanimous Consent. Notwithstanding anything to the contrary in Sections 8.1 and 8.2, the Partnership may take any action contemplated under this Agreement if approved by the unanimous consent of the Partners, such consent to be provided in writing, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy thereof sent in the manner required by Section 13.1.

ARTICLE IX.

TRANSFERS

9.1 Restriction on Transfers. Except as otherwise permitted by this Agreement, no Partner shall Transfer all or any portion of its Interest. In the event that any Partner pledges or otherwise encumbers all or any part of its Interest as security for the payment of a debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Article XI.

9.2 Permitted Transfers. Subject to the conditions and restrictions set forth in Section 9.3, a Partner may at any time Transfer all or any portion of its Interest to (a) any Partner, (b) any Wholly Owned Affiliate of a Partner, including the transferor, (c) the transferor’s administrator or trustee to whom such Interest is transferred involuntarily by operation of law, or (d) any Person with the written consent of the General Partners (any such Transfer being referred to in this Agreement as a “Permitted Transfer”).

9.3 Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 9.2 unless and until the following conditions are satisfied:

(a) Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Partnership (i) such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Article IX. In the case of a Transfer of Interests involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Partnership of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Partnership. In all cases, the Partnership shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

(b) The transferor and transferee shall furnish the Partnership with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Interest transferred, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interest until it has received such information.

9.4 Prohibited Transfers. Any purported Transfer of an Interest that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Partnership is required to recognize a Transfer that is not a Permitted Transfer (or if the Partnership, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Interest Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Partnership. In the case of a Transfer or attempted Transfer of an Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Partnership and the other Partners from all cost, liability, and damage that any of such indemnified Partners may incur (including, without limitation, incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

9.5 Rights of Unadmitted Assignees. A Person who acquires an Interest but who is not admitted as a substituted Partner shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a General Partner or a Limited Partner under the Act or this Agreement.

9.6 Admission of Substituted Partners. Subject to the other provisions of this Article IX, a transferee of an Interest may be admitted to the Partnership as a substituted Partner only upon satisfaction of the conditions set forth in this Section 9.6:

(a) If such transferee acquired its Interest from a Limited Partner, the General Partners consent to such admission, which consent may be given or withheld in the sole and absolute discretion of the General Partners;

(b) If such transferee acquired its Interest from a General Partner, the Limited Partners unanimously consent to such admission;

(c) The Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer;

(d) The transferee becomes a party to this Agreement as a Partner and executes such documents and instruments as the General Partners may reasonably request (including, without limitation, amendments to the Certificates) as may be necessary or appropriate to confirm such transferee as a Partner in the Partnership and such transferee’s agreement to be bound by the terms and conditions of this Agreement;

(e) The transferee pays or reimburses the Partnership for all reasonable legal, filing, and publication costs that the Partnership incurs in connection with the admission of the transferee as a Partner with respect to the Transferred Interest.

9.7 Distributions and Allocations in Respect of Transferred Interests. If any Interest is Transferred during any Fiscal Year in compliance with the provisions of this Article IX, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests during the Fiscal Year, using any conventions permitted by law and selected by the General Partner. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

ARTICLE X.

GENERAL PARTNER

10.1 Covenant Not to Withdraw, Transfer, or Dissolve. Except as otherwise permitted by this Agreement, the General Partners hereby covenant and agree not to (a) take any action to file a certificate of dissolution or its equivalent with respect to itself, (b) withdraw or attempt to withdraw from the Partnership, (c) exercise any power under the Act to dissolve the Partnership, (d) Transfer all or any portion of its Interest as a General Partner, or (e) petition for judicial dissolution of the Partnership. Further, the General Partners hereby covenants and agrees to continue to carry out the duties of a General Partner hereunder until the Partnership is dissolved and liquidated pursuant to Article XI.

10.2 Termination of Status as General Partner.

(a) A General Partner shall cease to be a General Partner upon the first to occur of (i) the bankruptcy of such Partner; (ii) the Transfer of such Partner’s entire Interest as a General Partner, provided that the transferee is admitted as a substituted General Partner pursuant to Section 9.6; (iii) the involuntary Transfer by operation of law of such General Partner’s entire Interest in the Partnership, (iv) the vote of a majority of the Limited Partners to approve a request by such General Partner to retire, or (v) the vote of a majority of the Limited Partners to remove such General Partner after such General Partner has committed a material breach of this Agreement or its representations and warranties hereunder or committed any other act or suffered any other condition that would justify a decree of dissolution of the Partnership under the laws of the State of Indiana. In the event a Person ceases to be a General Partner without having Transferred its entire Interest as a General Partner, such Person shall be treated as an unadmitted assignee of an Interest as a result of a Transfer that is not a Permitted Transfer pursuant to Section 9.2.

If a Person ceases to be a General Partner for any reason under this Agreement, such Person shall continue to be liable as a General Partner for all debts and obligations of the Partnership existing at the time such Person ceases to be a General Partner, regardless of whether, at such time, such debts or liabilities were known or unknown, actual or contingent provided, however, that the assets of any General Partner shall be subject to the protection of the Act. A Person shall not be liable as a General Partner for Partnership debts and obligations arising after such Person ceases to be a General Partner. Any debts, obligations, or liabilities in damages to the Partnership of any Person who ceases to be a General Partner shall be collectible by any legal means and the Partnership is authorized, in addition to any other remedies at law or in equity, to apply any amounts otherwise distributable or payable by the Partnership to such Person to satisfy such debts, obligations, or liabilities.

(b) If at the time a Person ceases to be a General Partner such Person is also a Limited Partner with respect to an Interest other than its Interest as a General Partner, such cessation shall not affect such Person’s rights and obligations with respect to such Interest.

ARTICLE XI.

DISSOLUTION AND WINDING UP

11.1 Liquidating Events. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

(a) The sale of all or substantially all of the Property;

(b) The unanimous vote of the Partners to dissolve, wind up, and liquidate the Partnership;

(c) The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Partnership; or

(d) The withdrawal or removal of a General Partner, the assignment by a General Partner of its entire Interest, or any other event that causes a General Partner to cease to be a General Partner under the Act, provided that any such event shall not constitute a Liquidating Event if the Partnership is continued pursuant to this Section 11.1.

The Partners hereby agree that, notwithstanding any provision of the Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. Upon the occurrence of any event set forth in Section 11.1(d) (so long as no other Liquidating Event has occurred), the Partnership shall not be dissolved or required to be wound up if (x) at the time of such event there is at least one remaining General Partner and that General Partner carries on the business of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership), or (y) within ninety (90) days after such event all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional General Partners. If it is determined, by a court of competent jurisdiction, that the Partnership has dissolved prior to the occurrence of a Liquidating Event, or if upon the occurrence of an event specified in Section 11.1(d), the Partners fail to appoint a substitute General Partner effective as of such event and to agree to continue the business of the Partnership as provided in this Section 11.1, then within an additional ninety (90) days after such determination or the last day of such ninety (90) day period, as the case may be (the “Reconstitution Period”), a two-thirds majority of the Partners may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a General Partner a Person elected by such two-thirds majority. Upon any such election by a two-thirds majority of the Partners, all Partners shall be bound thereby and shall be deemed to have consented thereto. Unless such an election is made within the Reconstitution Period, the Partnership shall wind up its affairs in accordance with Section 11.2. If such an election is made within the Reconstitution Period, then:

(i) The reconstituted limited partnership shall continue until the occurrence of a Liquidating Event as provided in this Section 11.1;

(ii) If the successor General Partner is not a former General Partner, then the Interest of any former General Partner shall be treated thenceforth as the Interest of a Limited Partner; and

(iii) All necessary steps shall be taken to cancel this Agreement and the Certificate and to enter into a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partners pursuant to Article XII and shall cause such certificate of limited partnership for the reconstituted partnership to be filed in the office of the Secretary of State of Indiana in accordance with the Act; provided that the right of a two-thirds majority of the Partners to select a successor General Partner and to reconstitute and continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner and neither the Partnership nor the reconstituted partnership would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

11.2 Winding Up. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partners shall be responsible for overseeing the winding up and dissolution of the Partnership, shall take full account of the Partnership’s liabilities and Property, shall cause the Partnership Property to be liquidated as promptly as is consistent with obtaining the fair value thereof unless the Partners unanimously consent to distributions of all or any part of the Property in kind, and shall cause the Property or the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

(a) First, to creditors other than the General Partners in satisfaction of all of the Partnership’s debts and liabilities other than liabilities for which reasonable provision for payment has been made and liabilities for distributors under the Act;

(b) Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partners to the extent adequate provision therefore has not been made; and

(c) The balance, if any, to the Partners in accordance with their Percentage Interests.

No General Partners shall receive any additional compensation for any services performed pursuant to this Section 11. Each General Partner understands and agrees that by accepting the provisions of this Section 11.2 setting forth the priority of the distribution of the assets of the Partnership to be made upon its liquidation, such General Partner expressly waives any right which it, as a creditor of the Partnership, might otherwise have under the Act to receive distributions of assets pari passu with the other creditors of the Partnership in connection with a distribution of assets of the Partnership in satisfaction of any liability of the Partnership, and hereby subordinates to said creditors any such right.

11.3 Rights of Partners. Each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership, and no Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

11.4 Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 11.1, result in a dissolution of the Partnership, the General Partners shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

ARTICLE XII.

POWER OF ATTORNEY

12.1 General Partners as Attorney-In-Fact. Each Partner hereby makes, constitutes, and appoints the General Partners with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish and record (a) all certificates of limited partnership, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) which the General Partners may deem necessary to be filed by the Partnership under the laws of the State of Indiana or any other state or jurisdiction in which the Partnership is doing or intends to do business; (b) any and all amendments, restatements or changes to this Agreement and the instruments described in (a), as now or hereafter amended, which the General Partners may deem necessary to effect a change or modification of the Partnership approved by the Partners in accordance with the terms of this Agreement, and (c) all certificates of cancellation and other instruments which the General Partners may deem necessary to effect the dissolution and termination of the Partnership pursuant to the terms of this Agreement; and (d) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Partnership or is deemed necessary by the General Partners to carry out fully the provisions of this Agreement in accordance with its terms. Each Partner authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Partner might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof.

12.2 Nature as Special Power. The power of attorney granted pursuant to this Article XII:

(a) Is a special power of attorney coupled with an interest and is irrevocable;

(b) May be exercised by any such attorney-in-fact by listing the Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Partners; and

(c) Shall survive the subsequent bankruptcy, insolvency, dissolution, or cessation of existence of a Partner and shall survive the delivery of an assignment by a Partner of the whole or a portion of its Interest (except that where the assignment is of such Partner’s entire Interest and the assignee, with the required consent of the Partner, is admitted as a substituted Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

ARTICLE XIII.

MISCELLANEOUS

13.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing or by facsimile and shall be deemed to have been delivered, given, and received for all purposes if delivered personally or if sent by registered or certified mail or by overnight courier, postage and charges prepaid or by facsimile to the Person or to an officer of the Person to whom the same is directed.

13.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors, transferees, and assigns.

13.3 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. The terms of this Agreement are intended to embody the economic relationship among the Partners and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

13.4 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision.

13.5 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and if any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 13.5 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Partner to lose the benefit of its economic bargain.

13.6 Incorporation by Reference. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

13.7 Further Action. Each Partner, upon the request of the General Partners or Managing General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

13.8 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

13.9 Governing Law. The laws of the State of Indiana shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

13.10 Waiver of Action for Partition; No Bill for Partnership Accounting. Each Partner irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership Property. To the fullest extent permitted by law, each Partner covenants that it will not (except with the consent of the General Partners) file a bill for Partnership accounting.

13.11 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.12 Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions which the General Partners may take and all determinations which the General Partners may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the General Partners.

13.13 Specific Performance. Each Partner agrees with the other Partners that the other Partners would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Partners may be entitled, at law or in equity, the nonbreaching Partners shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

13.14 Consent to Jurisdiction. Each Partner (i) irrevocably submits to the jurisdiction of any Indiana court or Federal court sitting in Indiana in any action arising out of this Agreement, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

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IN WITNESS WHEREOF, the parties have entered into this Agreement of Limited Partnership as of the day first above set forth.

GENERAL PARTNERS:

TERRE HAUTE HOSPITAL REGIONAL HOSPITAL, L.P., a Delaware limited partnership

By:	Terre Haute Hospital GP, Inc.

By:	/s/ John M. Franck II
John M. Franck II
Vice President and Secretary

HSS HOLDCO, LLC

By:	/s/ David L. Denson
David L. Denson
Vice President and Assistant Secretary

HEALTHTRUST, INC. - THE HOSPITAL COMPANY

By:	/s/ Dora A. Blackwood
Dora A. Blackwood
Vice President and Assistant Secretary

LIMITED PARTNER:

TERRE HAUTE HOSPITAL REGIONAL HOSPITAL, L.P., a Delaware limited partnership

By:	Terre Haute Hospital GP, Inc.

By:	/s/ John M. Franck II
John M. Franck II
Vice President and Secretary